GUARANTY

In order to induce Strome Mezzanine Fund LP (“Participant”) to participate in a principal equivalent amount of up to $1,500,000 in a loan of up to, as of the date hereof, $17,500,000 (the “Loan”) made by HEP Investments, LLC, a Michigan limited liability company (“Lender”) to Zivo Bioscience, Inc. (f/k/a Health Enhancement Products, Inc.), a Nevada corporation (“Borrower”), through the purchase of a participation interest in the Loan pursuant to a Participation Agreement of even date herewith (the amount funded by Participant under such Participation Agreement, the “Participation”), Laith Yaldoo (“Guarantor”), having a direct or indirect interest in Lender, absolutely and irrevocably guarantees unto Participant (i) the full payment, performance and observance of the Guaranty Obligations (as hereinafter defined) and (ii) the payment of all Enforcement Costs (as hereinafter defined), in accordance with the terms and subject to the conditions set forth in this Guaranty.

As used herein, the “Guaranty Obligations” shall mean all obligations and liabilities of Borrower to repay the Loan (excluding any accrued interest thereon) under the terms of the loan documents underlying the Participation but only if, and to the extent that, Borrower does not pay or otherwise satisfy its obligations to repay the Loan plus accrued interest due and payable from time to time on any date on or before the second anniversary of the date hereof because Borrower is insolvent, dissolved, liquidated or files for (or is the subject of an involuntary petition, which is not dismissed within 45 days of filing, with respect to) federal bankruptcy protection during such period of time (the “Guaranty Obligation Limitations”).

Except for notices specifically required under this Guaranty, Guarantor hereby waives notice of non-payment, non-performance or non-observance, and all other notices and all proof or demands. Guarantor hereby unconditionally and irrevocably waiving each and every defense which under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor for the Guaranty Obligations or the Enforcement Costs. Guarantor further covenants and agrees that this Guaranty shall remain and continue in full force and effect as to any renewal, extension, amendment, restatement, modification or assignment of the Loan or any note or loan document executed in connection therewith (whether or not Guarantor shall have received any notice thereof of consented thereto). This Guaranty is a guaranty of payment and performance and not merely a guaranty of collection; provided, however the parties acknowledge and agree that Guarantor’s obligations to pay, perform or observe the Guaranty Obligations are subject to the Guaranty Obligation Limitations.

If Guarantor pays or otherwise satisfies the Guaranty Obligations (whether when due hereunder or, at Guarantor’s election, at any time prior thereto), Participant shall be deemed to have assigned and transferred to Guarantor all of Participant’s rights in and to the Participation (and Lender shall, to the extent required, acknowledge and accept such assignment).

This Guaranty shall continue to be effective (or shall be reinstated, as the case may be) if at any time any whole or partial payment of the Guaranty Obligations is or is sought to be rescinded or must otherwise be disgorged, restored or returned by Participant upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or Guarantor or of or for any substantial part of the property owned by Borrower, all as though such payments or performance, to the extent so rescinded or otherwise disgorged, restored or returned, had not been made. For the avoidance of doubt, the Guarantor acknowledges that this Guaranty will not be compromised in any manner by the compromise, avoidance, reduction or discharge of any of the underlying obligations of the Borrower in a bankruptcy or similar proceeding.

If this Guaranty is placed in the hands of one or more attorneys for collection or is collected through any legal proceedings, or if one or more attorneys is retained to represent Participant in any other proceedings whatsoever in connection with this Guaranty, and if Participant prevails in such proceedings (as determined by the court or tribunal having competent jurisdiction over Guarantor), then Guarantor shall pay to Participant, promptly upon demand, all reasonable attorneys’ fees, costs and expenses, including without limitation court costs and filing fees, incurred in connection therewith (all of which are referred to herein as "Enforcement Costs"), in addition to all other amounts due hereunder.

No failure on the part of Participant to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Participant of any right, remedy or power hereunder preclude any other or future exercise of any other legal right, remedy or power. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by both Guarantor and Participant.

This Guaranty is freely and voluntarily given to Participant by Guarantor, without duress or coercion, and after Guarantor has either consulted with competent legal counsel or has been given an opportunity to do so, and Guarantor has fully and carefully read and understands all of the terms and provisions of this Guaranty.

Guarantor hereby represents and warrants to Participant that: (a) this Guaranty constitutes Guarantor’s legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor’s rights and general principles of equity that restrict the availability of equitable or legal remedies; and (b) Guarantor is a member of Lender and Guarantor has derived or expects to derive a financial or other advantage from the Guaranty Obligations.

Notwithstanding anything to the contrary contained herein, if, on or after June 1, 2017, Borrower receives at least an additional $1.50 million of common equity or long-term debt investments (in either case, with (x) no mandatory payment, redemption or similar payment required thereon and (y) no then-present intention by the Borrower to repay, repurchase or redeem such investment, in either such case, prior to the date that is 91 days after the scheduled maturity of the Loan) on or before June 1, 2018, from the Lender, the Guarantor or any other source, this Guaranty shall immediately and automatically become null and void and of no further force or effect; provided, (1) if such investments are redeemed, repurchased or repaid (as opposed to converted into common equity) (in an amount causing the aggregate amount of such investments to be less than $1.50 million) prior to the payment of the Loan in full, this Guaranty shall be reinstated, (2) no termination of this Guaranty shall become effective while the Borrower is insolvent or subject to bankruptcy, dissolution, liquidation or similar proceedings or while amounts are already owing by the Guarantor hereunder and (3) the $1.50 million of investments described in this paragraph shall be calculated to exclude investments, if any, directly or indirectly (including by participation) made by James C. Lin or Mark Strome. For the avoidance of doubt, neither the purchase of debt or equity on the secondary market nor any other investment which is not “new money” to the Borrower shall be included in the calculation of such $1.50 million investment.

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This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Michigan.

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IN WITNESS WHEREOF, this Guaranty is executed this 21st day of July, 2017.

GUARANTOR:

By: /s/ Laith Yaldoo

           LAITH YALDOO

Accepted and Agreed:

STROME MEZZANINE FUND LP

By:    /s/ Mark Strome

Mark Strome, as President and CEO of

Strome Investment Management LP, its

general partner

Lender hereby acknowledges and accepts this Guaranty, and agrees that (i) the benefit hereof shall be solely for the account of the Participant and (ii) Participant shall have no duty to turn over the proceeds of this Guaranty to Lender or otherwise distribute such proceeds to, or share such proceeds with, Lender.

Accepted and Agreed:

HEP INVESTMENTS, LLC, as Lender

By: /s/ Laith Yaldoo

Name: Laith Yaldoo

Its: Member-Manager